Exhibit 1.2

Vodafone Group Plc

U.S.$900,000,000 0.900% Notes due February 2016

U.S.$1,400,000,000 1.500% Notes due February 2018
U.S.$1,600,000,000 2.950% Notes due February 2023
U.S.$1,400,000,000 4.375% Notes due February 2043
U.S.$700,000,000 Floating Rate Notes due February 2016

I, Neil Garrod, Group Treasury Director of Vodafone Group Plc (the “Company”), pursuant to resolutions duly adopted by the Board of Directors of the Company on March 31, 2012, whereby, inter alia, certain officers of the Company were authorized to approve on behalf of the Company the terms of an issue of U.S.$900,000,000 aggregate principal amount of its 0.900% Notes due February 2016, executed and delivered in substantially the form attached hereto as Exhibits A and B (the “Tranche 1 Notes”), an issue of U.S.$1,400,000,000 aggregate principal amount of its 1.500% Notes due February 2018, executed and delivered in substantially the form attached hereto as Exhibits C, D and E (the “Tranche 2 Notes”), an issue of U.S.$1,600,000,000 aggregate principal amount of its 2.950% Notes due February 2023, executed and delivered in substantially the form attached hereto as Exhibits F, G, H and I (the “Tranche 3 Notes”), an issue of U.S.$1,400,000,000 aggregate principal amount of its 4.375% Notes due February 2043, executed and delivered in substantially the form attached hereto as Exhibits J, K and L (the “Tranche 4 Notes” and, together with the Tranche 1, Tranche 2 and Tranche 3 Notes, the “Fixed Rate Notes”) and an issue of U.S.$700,000,000 aggregate principal amount of its Floating Rates Notes due February 2016, executed and delivered in substantially the form attached hereto as Exhibits M and N (the “Tranche 5 Notes” or “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”), HEREBY APPROVE AND CONFIRM the terms set forth below and in Exhibit O hereto:

The Tranche 1 Notes

The terms set forth with respect to the Notes in Exhibits A and B.

The Notes will be issued in fully registered form and will be represented by two Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.

The Tranche 2 Notes

The terms set forth with respect to the Notes in Exhibits C, D and E.

The Notes will be issued in fully registered form and will be represented by three Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.

The Tranche 3 Notes

The terms set forth with respect to the Notes in Exhibits F, G, H and I.

The Notes will be issued in fully registered form and will be represented by four Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.

The Tranche 4 Notes

The terms set forth with respect to the Notes in Exhibits J, K and L.

The Notes will be issued in fully registered form and will be represented by three Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.

The Tranche 5 Notes

The terms set forth with respect to the Notes in Exhibits M and N.

The Notes will be issued in fully registered form and will be represented by two Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.

Terms applicable to each tranche of the Notes:

Place of Payment, Paying Agent:	The Bank of New York Mellon Corporate Trust Office 101 Barclay Street New York, NY 10286 The Bank of New York Mellon 40th Floor One Canada Square London E14 5AL

Notices and Demands to Company:	Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN, England

Or

CT Corporation System 111 8th Avenue 13th Floor New York, NY 10011

Other Terms of the Notes:

The other terms of the Notes shall be substantially as set forth in the Indenture, dated February 10, 2000, the Base Prospectus dated July 28, 2010, and the Prospectus Supplement, dated February 11, 2013, as supplemented on February 15, 2013 (the “Prospectus Supplement”), relating to the Securities and the forms of the notes attached hereto as Exhibits A and B.

Dated: February 19, 2013

/s/ Neil Garrod
Name: Neil Garrod
Title: Group Treasury Director

Exhibit I

DESCRIPTION OF THE NOTES

0.900% Notes due February 2016 (the “Tranche 1 Notes”)

Maturity Date:	We will repay the Tranche 1 Notes on February 19, 2016 at 100% of their principal amount plus accrued and unpaid interest.

Issue Date:	February 19, 2013.

Issue Price:	99.888% of the principal amount, plus accrued interest, if any, from and including February 19, 2013 to the date the Tranche 1 Notes are delivered to investors.

Interest Rate:	0.900% per annum.

Interest Payment Dates:	Semi-annually on February 19 and August 19 of each year, commencing August 19, 2013, up to and including the maturity date for the Tranche 1 Notes, subject to the applicable business day convention.

Business Day Convention:	Following, Unadjusted.

Day Count Fraction:	30/360.

Optional Make-whole Redemption:

We have the right to redeem the Tranche 1 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 10 basis points.

1.500% Notes due February 2018 (the “Tranche 2 Notes”)

Maturity Date:	We will repay the Tranche 2 Notes on February 19, 2018 at 100% of their principal amount plus accrued and unpaid interest.

Issue Date:	February 19, 2013.

Issue Price:	99.540% of the principal amount, plus accrued interest, if any, from and including February 19, 2013 to the date the Tranche 2 Notes are delivered to investors.

Interest Rate:	1.500% per annum.

Interest Payment Dates:	Semi-annually on February 19 and August 19 of each year, commencing August 19, 2013, up to and including the maturity date for the Tranche 2 Notes, subject to the applicable business day convention.

Business Day Convention:	Following, Unadjusted.

Day Count Fraction:	30/360.

Optional Make-whole Redemption:

We have the right to redeem the Tranche 2 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 12.5 basis points.

2.950% Notes due February 2023 (the “Tranche 3 Notes”)

Maturity Date:	We will repay the Tranche 3 Notes on February 19, 2023 at 100% of their principal amount plus accrued and unpaid interest.

Issue Date:	February 19, 2013.

Issue Price:	99.537% of the principal amount, plus accrued interest, if any, from and including February 19, 2013 to the date the Tranche 3 Notes are delivered to investors.

Interest Rate:	2.950% per annum.

Interest Payment Dates:	Semi-annually on February 19 and August 19 of each year, commencing August 19, 2013, up to and including the maturity date for the Tranche 3 Notes, subject to the applicable business day convention.

Business day convention	Following, Unadjusted.

Day count fraction	30/360.

Optional make-whole redemption

We have the right to redeem the Tranche 3 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points.

4.375% Notes due February 2043 (the “Tranche 4 Notes” and, together with the Tranche 1 Notes, Tranche 2 Notes and Tranche 3 Notes, the “Fixed Rate Notes”)

Maturity Date:	We will repay the Tranche 4 Notes on February 19, 2043 at 100% of their principal amount plus accrued and unpaid interest.

Issue Date:	February 19, 2013.

Issue Price:	98.716% of the principal amount, plus accrued interest, if any, from and including February 19, 2013 to the date the Tranche 4 Notes are delivered to investors.

Interest Rate:	4.375% per annum.

Interest Payment Dates:	Semi-annually on February 19 and August 19 of each year, commencing August 19, 2013, up to and including the maturity date for the Tranche 4 Notes, subject to the applicable business day convention.

Business day convention	Following, Unadjusted.

Day count fraction	30/360.

Optional make-whole redemption

We have the right to redeem the Tranche 4 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points.

Floating Rate Notes due February 2016 (the “Tranche 5 Notes” or “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”)

Maturity date	We will repay the Tranche 5 Notes on February 19, 2016 at 100% of their principal amount plus accrued and unpaid interest.

Issue date	February 19, 2013.

Issue price	100% of the principal amount, plus accrued interest, if any, from February 19, 2013.

Interest rate

The interest rate for the period from February 19, 2013 to, but excluding the first interest reset date, will be the initial base rate, as adjusted by adding the spread. Thereafter, the interest rate will be the base rate, as adjusted by adding the spread. The interest rate will be reset quarterly on each interest reset date.

Initial base rate	Three-month U.S. dollar LIBOR, as determined on February 19, 2013.

Base rate	Three-month U.S. dollar LIBOR

Spread	Plus 0.385%.

Interest payment dates

Quarterly on February 19, May 19, August 19 and November 19 of each year, commencing May 19, 2013, up to and including the maturity date for the Tranche 5 Notes, subject to the applicable business day convention.

Interest reset dates

Starting with the interest period scheduled to commence on May 19, 2013, the interest reset date for each interest period will be the first day of such interest period, subject to the applicable business day convention.

Interest determination date	The interest determination date relating to a particular interest reset date will be the second London business day preceding such interest reset date.

Business day convention	Modified following.

Day count fraction	Actual/360 (ISDA).

Calculation agent	The Bank of New York Mellon, acting through its London branch, or its successor appointed by the Issuer.

The following terms apply to each tranche of the Notes

Special Interest Rate Adjustment Feature

The Interest Rate of the Fixed Rate Notes and the Spread of the Floating Rate Notes will increase (such increase, an “Interest Rate Adjustment”) in the event of a downgrade, expressly as a result, in whole or in part, of a Relevant Transaction (as defined below), to Baa1 or BBB+ or a lower rating (as applicable) in our long-term unsecured senior debt rating as determined by Fitch Ratings, Inc., Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (each, a “Rating Agency” and such downgrade, a “Confirmed Rating Change”) at any time during the Interest Rate Adjustment Period (as defined below). The “Interest Rate Adjustment Period”, as referred to herein, shall commence on the date of any public announcement occurring prior to February 18, 2014, by us or the company that is the subject of a Relevant Transaction (as defined below), of any acquisition of the whole or part of any other company or the acquisition of substantially all of the assets of any other company (a “Relevant Transaction”) and ends 30 days after the consummation of such Relevant Transaction.

The Interest Rate in respect of the Tranche 1 Notes, Tranche 2 Notes, Tranche 3 Notes and Tranche 4 Notes will be increased by 5 basis points, 10 basis points, 15 basis points and 20 basis points, respectively, in the event of a Confirmed Rating Change. The Spread in respect of the Floating Rate Notes will be increased by 5 basis points in the event of a Confirmed Rating Change.

Any Interest Rate Adjustment will take retroactive effect from the first day following the last Interest Payment Date during the semi-annual or quarterly period (as applicable) in which a Confirmed Rating Change occurred.

Business Days:	For the Fixed Rate Notes, New York; for the Floating Rate Notes, London and New York.

Ranking:

The Notes will rank equally with all present and future unsecured and unsubordinated indebtedness of Vodafone. Because we are a holding company, the Notes will effectively rank junior to any indebtedness or other liabilities of our subsidiaries.

Regular Record Dates for Interest:

With respect to each interest payment date, the regular record date for interest on global securities in registered form will be the close of business on the Clearing System Business Day prior to the date for payment, where “Clearing System Business Day” means Monday to Friday, inclusive, except December 25 and January 1. The regular record date for interest on debt securities that are represented by physical certificates will be the date that is 15 calendar days prior to such date, whether or not such date is a business day.

Payment of Additional Amounts:

We intend to make all payments on the Notes without deducting United Kingdom (U.K.) withholding taxes. If any deduction is required on payments to non-U.K. investors, we will pay additional amounts on those payments to the extent described under “Description of Debt Securities We May Offer — Payment of Additional Amounts” in the prospectus.

Optional Tax Redemption:

We may redeem the Notes before they mature if we are obligated to pay additional amounts due to changes on or after the date of the final term sheet in U.K. withholding tax requirements, a merger or consolidation with another entity or a sale or lease of substantially all our assets and other limited circumstances described under “Description of Debt Securities We May Offer—Payment of Additional Amounts” in the prospectus. In that event, we may redeem the Notes in whole but not in part on any interest payment date, at a price equal to 100% of their principal amount plus accrued interest to the date fixed for redemption.

Adjusted Treasury Rate:

“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Comparable Treasury Issue:

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of such notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

Comparable Treasury Price:	“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

Quotation Agent:	“Quotation agent” means the reference treasury dealer appointed by the Issuer.

Reference Treasury Dealer:	“Reference treasury dealer” means any primary U.S. government securities dealer in New York City selected by the Issuer.

Reference Treasury Dealer Quotations:

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. Eastern Standard Time on the third business day preceding such redemption date.

Listing:

We will file an application to list the Notes on the New York Stock Exchange. We expect that the Notes will be eligible for trading on the New York Stock Exchange within 30 days after delivery of the Notes.

Use of Proceeds:	We intend to use the net proceeds from the sale of the Notes for general corporate purposes.

Risk Factors:

You should carefully consider all of the information in the prospectus supplement and the prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page 5 of the prospectus and “Principal risk factors and uncertainties” beginning on page 51 of our Annual Report on Form 20-F for the fiscal year ended March 31, 2012 for risks involved with an investment in the Notes.

Trustee, Calculation Agent and Principal Paying Agent:	The Bank of New York Mellon.

Timing and Delivery:	We currently expect delivery of the Notes to occur on or about February 19, 2013.

Underwriters:	Barclays Capital Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc. Morgan Stanley & Co. LLC